Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

-- Continued Momentum from ENHANZE® Technology with Q4 Royalty Revenue Increasing 24 Percent from Prior-Year Period to $17.7 million --

-- HALO-301 Study of Investigational New Drug PEGPH20 Remains on Track to Achieve Target Number of Progression-Free Survival Events Late in Q4 --

-- Strong Financial Performance in 2017 Results in $469 million of Cash Entering 2018 --

SAN DIEGO, February 20, 2018 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results and recent highlights for the fourth quarter and full-year ended December 31, 2017.

“Building on a truly transformative year in 2017, we begin 2018 executing against a strong portfolio of new ENHANZE collaborations,” said Dr. Helen Torley, president and chief executive officer. “With Janssen now studying Darzalex® SC in four Phase 3 trials, Roche recently initiating a Phase 1 study with ENHANZE and multiple targets projected to enter the clinic in the coming quarters, we have good line of sight to our goal of having six targets in clinical development by year-end, doubling the number of targets in the clinic from 2017.

“In our oncology pillar, we continue to project achieving the target number of progression-free survival events in HALO-301 late in the fourth quarter of 2018. In addition, we are making good progress in our exploration of the pan-tumor potential of PEGPH20 and look forward to sharing response-rate data from our combination studies with Halaven® and potentially with Keytruda® in the second half of the year. We begin 2018 in a strong position with multiple value-generating opportunities ahead for patients, the company and for shareholders.”

Fourth Quarter 2017 and Recent Highlights include:

•
Janssen expanding its development program for the subcutaneous formulation of DARZALEX (daratumumab) with six planned and ongoing clinical studies. Halozyme’s ENHANZE technology has the potential to enable a 15-ml injection to be delivered in five minutes or less. The ongoing or planned trials in patients with Amyloidosis, Smoldering Myeloma and Multiple Myeloma include four Phase 3 studies, one Phase 2 study and one Phase 1 study.

•	Roche initiating a Phase 1 study of an undisclosed target with Halozyme’s ENHANZE drug-delivery technology.

•	Alexion announcing plans to initiate a Phase 1 trial in 2018 to study a next-generation subcutaneous formulation of ALXN1210 (ALXN1210 SC) with ENHANZE.

•	Baxalta and Roche achieving commercial milestones for products using ENHANZE triggering $5 million and $7 million in respective milestone payments.

•
Continued progress screening and enrolling patients in the HALO-301 study of PEGPH20 in combination with ABRAXANE® (nab-paclitaxel) and gemcitabine in first-line metastatic pancreas cancer patients with high levels of tumor hyaluronan (HA-High). An interim analysis will be conducted for the first primary endpoint of progression-free survival when the target number of events has been reached, which the company continues to project will be in late Q4.

Fourth Quarter 2017 Financial Highlights

•
Revenue for the fourth quarter was $189.6 million compared to $39 million for the fourth quarter of 2016. The year-over-year increase was driven by $101.4 million recognized upon the effective date of the BMS collaboration, a $15 million milestone payment from Janssen, a $40 million upfront payment from Alexion and growth in royalties from partner sales of Herceptin® (trastuzumab) SC, MabThera® (rituximab) SC and HYQVIA® (Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase), offset by a decrease in research and development reimbursements. Revenue for the fourth quarter included $17.7 million in royalties, an increase of 24 percent from the prior-year period, $8.4 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $4.2 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

Revenue for the full year was $316.6 million, compared to $146.7 million in 2016.

•	Research and development expenses for the fourth quarter were $41.4 million, compared to $41.3 million for the fourth quarter of 2016.
Research and development expenses for the full year were $150.6 million, compared to $150.8 million in 2016.

•
Selling, general and administrative expenses for the fourth quarter were $14.8 million, compared to $12.2 million for the fourth quarter of 2016. The increase was primarily due to personnel expenses, including stock compensation, for the period.

Selling, general and administrative expenses for 2017 were $53.8 million, compared to $45.9 million in 2016.

•	Net income for the fourth quarter was $123.9 million, or $0.85 per share, compared to net loss in the fourth quarter of 2016 of $27.4 million, or $0.21 per share.
Net income for the full year was $63 million, or $0.45 per share, compared to a net loss of $103 million in 2016, or $0.81 per share.

•	Cash, cash equivalents and marketable securities were $469.2 million at December 31, 2017, compared to $316.9 million at September 30, 2017.

Financial Outlook for 2018

Halozyme reiterated its financial guidance of:

•	Net revenue of $115 million to $125 million, including 25% to 30% royalty growth;

•	Operating expenses of $230 million to $240 million;

•	Operating cash burn of $75 million to $85 million; and

•	Year-end cash balance of $305 million to $315 million.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the fourth quarter of 2017 today, Tuesday, February 20 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a recording made available following the close of the call. To access the webcast and additional documents related to the call, please visit halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed by dialing (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 95494046.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug pegvorhyaluronidase alfa (PEGPH20), applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb and Alexion for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2018, entering into new collaboration agreements, the development and commercialization of product candidates, including timing of clinical trial results announcements and future development and commercial activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2018) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected delays in entering into new collaboration agreements, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2018.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Product sales, net	$12,593	$13,422	$50,396	$53,392
Royalties	17,668	14,289	63,507	50,984
Revenues under collaborative agreements	159,303	11,292	202,710	42,315
Total revenues	189,564	39,003	316,613	146,691

Operating expenses:
Cost of product sales	7,488	8,002	31,152	33,206
Research and development	41,376	41,349	150,643	150,842
Selling, general and administrative	14,771	12,227	53,816	45,853
Total operating expenses	63,635	61,578	235,611	229,901

Operating income (loss)	125,929	(22,575)	81,002	(83,210)
Other income (expense):
Investment and other income, net	1,080	366	2,592	1,326
Interest expense	(5,458)	(5,599)	(21,984)	(19,977)
Income (loss) before income taxes	121,551	(27,808)	61,610	(101,861)
Income tax (benefit) expense	(2,331)	(422)	(1,361)	1,162
Net income (loss)	$123,882	$(27,386)	$62,971	$(103,023)

Net income (loss) per share:
Basic	$0.87	$(0.21)	$0.46	$(0.81)
Diluted	$0.85	$(0.21)	$0.45	$(0.81)

Shares used in computing net income (loss) per share:
Basic	141,718	128,185	136,419	127,964
Diluted	145,633	128,185	139,068	127,964

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$168,740	$66,764
Marketable securities, available-for-sale	300,474	138,217
Accounts receivable, net	22,133	15,680
Inventories	5,146	14,623
Prepaid expenses and other assets	13,879	21,248
Total current assets	510,372	256,532
Property and equipment, net	3,520	4,264
Prepaid expenses and other assets	5,553	219
Restricted cash	500	500
Total assets	$519,945	$261,515

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$7,948	$3,578
Accrued expenses	39,601	28,821
Deferred revenue, current portion	6,568	4,793
Current portion of long-term debt, net	77,211	17,393
Total current liabilities	131,328	54,585

Deferred revenue, net of current portion	54,297	39,825
Long-term debt, net	125,140	199,228
Other long-term liabilities	814	358

Stockholders’ equity (deficit):
Common stock	143	130
Additional paid-in capital	731,044	552,737
Accumulated other comprehensive loss	(450)	(6)
Accumulated deficit	(522,371)	(585,342)
Total stockholders’ equity (deficit)	208,366	(32,481)
Total liabilities and stockholders’ equity (deficit)	$519,945	$261,515

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